EXHIBIT 99.1

CERTIFICATION

Pursuant to 18 United States Code § 1350

The undersigned hereby certifies that the Annual Report on Form 11-K for the fiscal year ended December 31, 2002 of the Sensient Technologies Corporation Employee Stock Ownership Plan filed with the Securities and Exchange Commission on the date hereof fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934 and that the information contained in such report fairly presents, in all material respects, the financial condition and results of operations of the Sensient Technologies Corporation Employee Stock Ownership Plan.

/s/ Christopher L. Lawlor

Name: Christopher L. Lawlor Title: Sensient Technologies Corporation Vice President—Human Resources; Chairman Benefits Administrative Committee Date: June 26, 2003